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PRESS RELEASE
- -For Immediate Release-

                        SECURITY CAPITAL PACIFIC TRUST
               ANNOUNCES PROPOSED SPIN-OFF OF HOMESTEAD VILLAGE

     May 21, 1996 -- The Board of Trustees of Security Capital Pacific Trust (New York Stock Exchange Symbol: PTR) today approved the spin-off of PTR's Homestead Village(R) properties to a newly formed company, Homestead Village Properties Incorporated (Homestead). In return, PTR's common shareholders will receive Homestead common stock and warrants to acquire additional shares of Homestead common stock, and PTR will receive convertible mortgage notes. Homestead common stock and warrants will be publicly traded.

     Homestead will be an internally managed corporation focused on maximizing shareholder value by becoming the preeminent developer, owner and operator of moderate-priced extended-stay facilities across the United States. Homestead's management team plans to follow a conservative financial strategy that will emphasize a strong balance sheet and internal reinvestment of cash flow.

     PTR Chairman C. Ronald Blankenship said, "The PTR Board believes that the spin-off of Homestead will enhance shareholder value. We think the market will more easily understand the growth potential of a stand-alone company which should serve to positively impact the market value of the new Homestead corporation. As a result, we believe this transaction is in the best interest of our shareholders." Mr. Blankenship said the new company's national scope and highly consistent product, in conjunction with market opportunity, should result in significant growth in cash flow for Homestead shareholders.

     Under the terms of the agreement, PTR and Security Capital Atlantic Incorporated (ATLANTIC) will contribute to Homestead a total of 80 Homestead Village properties of which 27 are operating and 53 are under development. In exchange for that contribution, PTR and its shareholders will own 63.21% of Homestead. ATLANTIC and its shareholders will own 28%. Security Capital Group Incorporated (SCG) will contribute the Homestead Village trademark and operating systems in exchange for 8.79% of Homestead. In addition, SCG employees who have been dedicated to Homestead will become employees of the new company. The new Homestead organization will have 66 professionals focused on research, due diligence, development, property management and asset management as well as 318 employees on-site at operating Homestead properties. Based on SCG's current holding in PTR and ATLANTIC, SCG will own a total of 51.39% of Homestead. (Ownership percentages assume the issuance of Homestead common stock at the closing of the transaction, full funding of the convertible mortgage notes, and conversion of all warrants and convertible mortgage notes.)

     As part of the transaction, PTR will receive approximately $77 million principal amount of existing Homestead convertible mortgage notes. In addition, PTR and ATLANTIC will agree to invest in convertible mortgage notes of up to approximately $242 million principal amount to fund completion of the 53 Homestead properties currently under development. PTR will receive up to approximately $144 million of that total. This arrangement will provide an important funding mechanism for Homestead's development activities. Homestead will issue convertible mortgage notes as construction on each property

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is commenced. The convertible mortgage notes will have a 10-year maturity, an interest rate of 9% and a 15% conversion premium and cannot be called by Homestead for five years.

     David C. Dressler Jr. will be Chairman of the new company and a member of its Board of Directors. Mr. Dressler said, "We feel that Homestead Village has the potential for tremendous growth. Purpose-built, extended-stay properties offer significant value to customers relative to other alternatives. Demographic and business trends, as well as increased consumer awareness of extended-stay product, are also going to be important factors in generating demand. In addition, the experience we've gained operating Homestead properties since 1992 will give us a significant competitive advantage."

     Since the first Homestead Village property opened in 1992, the development professionals assigned to Homestead Village have refined the moderate-priced extended-stay concept to take advantage of strong demand for quality accomodations at value-driven prices. Designed primarily for professionals on temporary work assignment, relocating to another city or in job-related training, Homestead Village provides the extended-stay guest with 260 to 325 square feet of fully furnished living space, kitchen facilities with full-sized refrigerator, microwave, sink and cooktop, weekly housekeeping service, individual voice mail and dataport, and coin-operated laundry facilities. Rates at Homestead range from $189 to $289 a week, compared to $550 a week for traditional extended-stay hotels.

     Initially, Homestead's national development strategy will focus on selected markets where demographics and demand for extended-stay lodging should result in high occupancies at increasing rental rates. Mr. Dressler said Homestead will differentiate itself from its competitors by adhering to a disciplined investment strategy and a superior operating system. "We research our markets thoroughly, we acquire zoned land in those markets and we develop our properties from the ground up for long-term ownership. And once the properties are open for business, we have the operating system and the people in place to give our customers an exceptional level of service."

     In January 1996, PTR's Board of Trustees asked management to evaluate all option relating to the operation of Homestead Village assets in order to maximize shareholder value. A special committee of independent trustees was appointed to examine a proposed spin-off transaction, and Goldman, Sachs & Co. was retained to advise the special committee. The special committee received a fairness opinion from Goldman, Sachs and recommended approval of the spin-off. Subsequently, the board voted unanimously, with trustees who are directors, officers or employees of SCG or its affiliates abstaining, to approve the transaction creating Homestead as a stand-alone corporation. The transaction is subject to regulatory approval, approval by shareholders of PTR and ATLANTIC and other customary closing conditions.

     Homestead will file a registration statement with the Securities and Exchange Commission covering the Homestead common stock and warrants to purchase Homestead common stock to be issued in the proposed spin-off. The registration statement will also contain a proxy statement to be used in connection with a special meeting of shareholders of PTR.

FOR MORE INFORMATION, CONTACT:   K. Scott Canon       or      Gerard de Gunzburg
                                 (800) 982-9293               (212) 838-9292